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FOR IMMEDIATE RELEASE    October 28, 2004
                         Contact:  Rosemarie Faccone
                                   Susan Jordan
                                   (732) 577-9996



         MONMOUTH REAL ESTATE INVESTMENT CORPORATION
                  ANNOUNCES NEW ACQUISITION


     Freehold, NJ, October 28, 2004 On October 28, 2004, Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) announced the acquisition on October 27,2004 of a 60,361 square foot industrial building at 14257 East Easter Avenue, Arapahoe County, in the City of Denver, Colorado, for a purchase price of approximately $5,125,000. This property is net-leased to FedEx Ground Package System, Inc., a subsidiary of Federal Express Corporation, for ten years.

     The building was purchased from Jones Denver, LLC., a Missouri limited liability corporation, which constructed the building for the tenant. Collateral Mortgage Capital, LLC, of Mission Hills, Kansas, acted as mortgage broker in this transaction.

      Cynthia J. Morgenstern, Executive Vice President, expressed her continued pleasure with the Company's progress in increasing its portfolio of high-quality industrial properties net-leased to investment grade tenants.

      Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company's equity portfolio consists of thirty-four industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa,

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Illinois,  Nebraska,  North Carolina, Kansas,  Pennsylvania,
Florida,  Virginia, Ohio,  Wisconsin, Arizona and  Colorado.
In   addition,  the  Company  owns  a  portfolio   of   REIT
securities.


















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